Exhibit 10.7

CHENIERE MARKETING, INC.

700 Milam, Suite 800

Houston, Texas 77002

October 23, 2007

Sabine Pass LNG, L.P.

700 Milam, Suite 800

Houston, Texas 77002

Attn: Keith Little

Re:	Cooperative Endeavor Agreement & Payment in Lieu of Tax Agreement with eleven
Cameron Parish taxing authorities (collectively the “CEA Tax Agreements”)

Gentlemen:

This letter agreement when executed on behalf of Sabine Pass LNG, L.P. (“Sabine Pass”) will confirm the agreement between Sabine Pass and Cheniere Marketing, Inc. (“Cheniere Marketing”) concerning the entitlement of Sabine Pass to advances, under the terms of that certain Amended and Restated LNG Terminal Use Agreement (“Amended TUA”) between Sabine Pass and Cheniere Marketing, dated November 9, 2006, for any and all amounts payable by Sabine Pass under the captioned CEA Tax Agreements, all as set forth in more detail below.

1.  At the time of the execution of the Amended TUA, the CEA Tax Agreements were under negotiation. Section 4.2 of the Amended TUA provides that the defined term “SABINE Taxes” includes the “early payment of SABINE Taxes”, which tax payments are recoverable by Sabine Pass under the terms of that Section.

2.  The CEA Tax Agreements proposed to be executed by Sabine Pass contemplate the payment of up to an aggregate of approximately $2.5 million per year of current ad valorem tax payments for a term of ten (10) years, and the recovery of a substantially similar amount by Sabine Pass in the form of allowed ad valorem tax credits against future Sabine Pass ad valorem taxes over a ten year period starting in 2019.

3.  Both of the “Other Customers” of the Sabine Pass terminal have, for the moment, despite having been provided written notice as of July 20, 2007, declined to participate in the funding of the current ad valorem tax payments.

4.  The approvals of the governing boards of both Sabine Pass and Cheniere Energy Partners, L.P. authorizing Sabine Pass to enter into the CEA Tax Agreements were conditioned on the commitment of Cheniere Energy, Inc. (and/or Cheniere Marketing) to fund the payment obligations under the CEA Tax Agreements.

5.  To induce Sabine Pass to enter into and be bound by the CEA Tax Agreements, Cheniere Marketing agrees to advance to Sabine Pass any and all ad valorem tax amounts payable by Sabine Pass under the CEA Tax Agreements, commencing with the first payment expected to occur in October or November, 2007. Such entitlement to advances shall be proportionately reduced if any of the “Other Customers” commence reimbursing Sabine Pass for any portion of the ad valorem tax amounts due and payable under the CEA Tax Agreements. For the avoidance of doubt, the parties hereto agree that advances payable by Cheniere Marketing under this letter agreement are deemed to be “SABINE Taxes” for purposes of Section 4.2 of the Amended TUA. Further, any and all ad valorem tax credits received by Sabine Pass against its future ad valorem taxes over the ten year period starting in 2019, shall be allocated to Cheniere Marketing and the Other Customers to the extent they participated in the advancement of the ad valorem taxes to Sabine Pass. For avoidance of doubt, should Cheniere Marketing be the sole participant in the advancement of the ad valorem taxes to Sabine Pass, it shall receive 100% of the future ad valorem tax credits.

If the foregoing reflects our agreement, kindly execute a counterpart of this letter agreement in the space provided below and return such signed counterpart to the undersigned whereupon this letter agreement shall be deemed effective as of the date provided above.

Very truly yours,

Cheniere Marketing, Inc.

			By:	/s/ Keith M. Meyer

AGREED & ACCEPTED

Sabine Pass LNG, L.P.

By:	Sabine Pass LNG-GP, Inc., General Partner

	By:	/s/ Keith Little